Exhibit (d)(12)(i)

AMENDMENT TO INVESTMENT SUB-ADVISORY AGREEMENT

          This Amendment (the “Amendment”) is made and entered into as of the 1st day of October, 2014 between RBC Global Asset Management (U.S.) Inc. (the “Adviser”), a corporation organized and existing under the laws of the State of Minnesota, BlueBay Asset Management LLP (“BlueBay U.K.”), a limited liability partnership incorporated in England and Wales and BlueBay Asset Management USA LLC (“BlueBay U.S.”), a limited liability company organized and existing under the laws of the State of Delaware, and hereby amends that certain Amended and Restated Investment Sub-advisory Agreement (the “Agreement”) dated November 27, 2013 between the Adviser, BlueBay U.K. and BlueBay U.S (BlueBay U.K. and BlueBay U.S. are collectively referred to herein as the “Subadvisers”).

          WHEREAS, the Adviser and Subadvisers have entered into the Agreement; and

          WHEREAS the Adviser and Subadvisers desire to amend the Agreement in order to reflect a new Sub-Advisory fee structure, to clarify the provision regarding term of the Agreement for each Fund, and to add additional Funds to the Agreement.

          NOW THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

          1. Compensation of Subadvisers. Section 3 of the Agreement is hereby amended and restated, in its entirety, as follows:

          “The Adviser will pay BlueBay U.K., with respect to each Fund on Appendix A attached hereto, the compensation specified in Appendix A (the “Sub-Advisory Fees”). Such Sub-Advisory Fees will be computed daily and paid monthly, calculated at an annual rate based on the total advisory fee paid to the Adviser by the Fund, less any advisory fees waived or Fund expenses paid by the Adviser under the relevant Expense Limitation Agreement for that Fund, as determined by the Adviser’s accounting agent. Compensation for any partial period shall be pro-rated based on the length of the period. BlueBay U.K. will pay to BlueBay U.S., with respect to each Fund on Appendix A attached hereto for which BlueBay U.S. provides subadvisory services, compensation specified in Appendix A calculated based on an agreed portion of the Sub-Advisory Fees received by BlueBay U.K.

          2. Term. Section 8.(A) of the Agreement is hereby amended and restated, in its entirety, as follows:

          This Agreement shall become effective as to any Fund after it has been executed, and approved by the Board and the Fund’s shareholders, all as and to the extent required under the 1940 Act, and shall continue in effect for a period of two years, or for such shorter period as properly approved and reflected on Appendix A hereto. Thereafter, this Agreement shall continue automatically for any Fund for successive annual periods, provided such continuance is specifically approved at least annually by (i) the Board or (ii) a vote of a “majority” (as defined in the 1940 Act) of the Fund’s outstanding voting securities, provided that in either event the continuance also is approved by a majority of the Board who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable as to any Fund, without penalty, on 60 days’ written notice, by the Adviser, by the Board, by vote of holders of a majority of a Fund’s shares or by the Subadvisers, and will terminate upon the termination of the Advisory Agreement between the Trust and the Adviser. This Agreement also will terminate automatically in the event of its assignment (as defined in the 1940 Act).

          3. APPENDIX A. Appendix A to the Agreement is hereby amended and restated, as attached.

          4. Agreement Continuation. The Agreement, as modified herein, shall continue in full force and effect, and nothing herein contained shall be construed as a waiver or modification of existing rights under the Agreement, except as such rights are expressly modified hereby.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective authorized officers or representatives as of the date first above written.

RBC GLOBAL ASSET MANAGEMENT (U.S.) INC.

By:	/s/ Michael T. Lee
Name:	Michael T. Lee
Title:	CEO, President & CIO

BLUEBAY ASSET MANAGEMENT LLP

By:	/s/ James Brace
Name:	James Brace
Title:	Partner, General Counsel

BLUEBAY ASSET MANAGEMENT USA LLC

By:	/s/ Thomas P. Kreuzer
Name:	Thomas P. Kreuzer
Title:	Partner, Portfolio Manager

Appendix A

Fee Schedule

          1. For the services provided by the Subadvisers to the Funds listed below, pursuant to this Investment Sub-Advisory Agreement, the Adviser will pay BlueBay U.K. a fee, computed daily and payable monthly as follows:

FUND
RBC BlueBay Emerging Market Select Bond Fund
RBC BlueBay Emerging Market Corporate Bond Fund
RBC BlueBay Global High Yield Bond Fund
RBC BlueBay Global Convertible Bond Fund
RBC BlueBay Absolute Return Fund
RBC BlueBay Total Return Credit Fund*
RBC BlueBay Emerging Market Unconstrained Fixed Income Fund*

          The Sub-Advisory Fee payable for each Fund to BlueBay U.K. shall be calculated by (1) deducting the amounts of any fees waived or Fund expenses paid by the Adviser for the Fund pursuant to the Expense Limitation Agreement then in place between the Adviser and the Trust with respect to such Fund (the “Expense Waivers”) from the total advisory fee paid to the Advisor pursuant to the Master Investment Advisory Agreement between the Advisor and the Trust, dated September 1, 2011, as amended (the “Advisory Fee”); and (2) multiplying such amount by 0.875, or formulaically:

          (Advisory Fee – Expense Waivers) x .875 = Sub-Advisory Fee

          2. As compensation for services provided by BlueBay U.S. to RBC BlueBay Absolute Return Fund, RBC BlueBay Global High Yield Bond Fund and RBC BlueBay Total Return Credit Fund pursuant to this Sub-Advisory Agreement, BlueBay U.K. will pay BlueBay U.S. a fee for its advisory services equal to 35% of the total management fees received by BlueBay U.K. from the Funds for which BlueBay U.S. acts as a Subadviser.

          *The initial term of the Agreement for the RBC BlueBay Total Return Credit Fund and the RBC BlueBay Emerging Market Unconstrained Fixed Income Fund is from September 24, 2014 through October 31, 2015.